Exhibit (a)(1)(vi)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated October 25, 2011 and the related Letter of Transmittal, and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Bryce Acquisition Corporation

a wholly owned subsidiary

of

Hoffmann-La Roche Inc.

is offering to purchase for cash

All Outstanding Shares of Common Stock

of

Anadys Pharmaceuticals, Inc.

at

$3.70 Net Per Share

Bryce Acquisition Corporation ( “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Hoffmann-La Roche Inc., a New Jersey corporation (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Anadys Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for $3.70 per Share (the “Offer Price”), net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 25, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, NOVEMBER 22, 2011, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 16, 2011, among the Company, Parent, Purchaser and, solely for the purposes stated therein, Roche Holdings, Inc. (the “Merger Agreement”), pursuant to which Purchaser will be merged with and into the Company (the “Merger”). The board of directors of the Company has (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby in accordance with the requirements of the Delaware General Corporation Law, as amended, and (iii) resolved to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if necessary, under applicable legal requirements, adopt the Merger Agreement.

Stockholders who have Shares registered in their own names and tender their Shares directly to Citibank, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer.

The Offer is conditioned upon, among other things, (i) that the number of Shares validly tendered pursuant to the Offer (and not properly withdrawn prior to any then scheduled expiration date of the Offer (the “Expiration Date”)), together with Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of (a) all Shares then outstanding plus (b) all Shares issuable upon the exercise, conversion or exchange of any options, warrants or other rights to acquire Shares then outstanding (other than options, warrants or other rights that have a per share exercise price that is equal to or greater than the Offer Price) regardless of whether or not then vested (the “Minimum Condition”) and (ii) the expiration or termination of the waiting period to the Offer under any applicable antitrust law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer is not conditioned upon any financing arrangements or subject to a financing condition. Other conditions to the Offer are described in the Offer to Purchase (the Minimum Condition and all such other conditions to the Offer, collectively, the “Offer Conditions”).

Purchaser reserves the right to (i) increase the Offer Price, (ii) waive any offer condition other than the Minimum Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided that without the prior written consent of the Company, Purchaser may not (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the maximum number of Shares sought to be purchased in the Offer, (d) impose conditions or requirements to the Offer in addition to the Offer Conditions, (e) amend or modify any of the Offer Conditions in a manner that adversely affects, or reasonably could adversely affect, any holder of Shares, (f) change or waive the Minimum Condition, or (g) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement.

If on any scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions have not been satisfied (other than conditions which by their nature are to be satisfied at the Offer acceptance time) or waived, then prior to the then scheduled Expiration Date, Purchaser will extend the Offer for one or more periods of not more than ten business days each (or such other number of business days as the parties may agree), in order to permit the satisfaction of such conditions (subject to the right of Purchaser to waive any Offer condition (other than the Minimum Condition) in accordance with the Merger Agreement. Purchaser will extend the Offer for any period or periods required by applicable legal requirements, interpretation or position of the Securities and Exchange Commission or its staff or The NASDAQ Stock Market LLC or its staff, provided Purchaser shall extend the then current Expiration Date of the Offer to a period ending on the first business day on which the Offer can be accepted under applicable legal requirements. Notwithstanding the foregoing, Purchaser will not be required to extend the Offer beyond 90 days after commencement of the Offer, unless at such time the waiting period under any applicable antitrust law has not expired or terminated but all other Offer Conditions (other than the Minimum Condition and conditions which by their nature are to be satisfied at the Offer acceptance time) have been satisfied or waived, in which case Purchaser will not be required to extend the Offer beyond 120 days after commencement of the Offer.

Purchaser may provide for a subsequent offering period in compliance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not less than three nor more than 20 business days immediately following the expiration of the Offer. Stockholders tendering Shares during any subsequent offering period will not have the right to withdraw their Shares. Purchaser does not currently intend to include a subsequent offering period, although it reserves the right to do so.

For purposes of the Offer, Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if Purchaser gives oral or written notice of its acceptance to the Depositary. Payment for Shares accepted for payment will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents.

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date. Once Purchaser accepts your tendered Shares for payment upon the Expiration Date, however, you will no longer be able to withdraw them. For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

In general, the sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. All stockholders should consult their own tax advisor about the tax consequences to them of participating in the Offer in light of their particular circumstances.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be requested from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email:tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

October 25, 2011